     As filed with the Securities and Exchange Commission on March 14, 2008
Registration No. 333-143925

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
TEKNIK DIGITAL ARTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	7372	68-0539517

State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification No.)
P.O. Box 2800-314, Carefree, Arizona 85377
(480) 443-1488

(Address and telephone number of principal executive offices)
John R. Ward
Teknik Digital Arts, Inc.
P.O. Box 2800-314
Carefree, Arizona 85377
(480) 443-1488

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Gregory R. Hall, Esq.
DLA Piper US LLP
2415 E. Camelback Road, Suite 700
Phoenix, Arizona 85016-4245
(480) 606-5128
     Approximate Date Of Proposed Sale To Public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐     Accelerated filer ☐     Non-accelerated filer ☐     Smaller Reporting Company ☐

EXPLANATORY NOTE
     This Amendment No. 5 to Form S-1 (the “Amendment”) amends Part II of the Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2008 (the “S-1 Filing”). The Company is filing this Amendment to re-file Exhibit 5 to the S-1 Filing. This Amendment does not attempt to modify or update any other disclosures set forth in the S-1 Filing.
Part II — Information Not Required In The Prospectus
Item 24. Indemnification of Directors and Officers.
     We have included in our articles of incorporation a provision that, to the extent permitted by Nevada law, our directors and officers will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors or officers, except for liability:
•	for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law; or

•	for authorizing the payment of dividends in violation of Nevada Revised Statutes Section 78.300.
     This limitation of liability for acts or omissions occurring during a director’s or officer’s term of office continues after that director or officer has ceased to occupy such position.
     Our bylaws provide for the indemnification of our directors, officers, employees or agents against reasonable costs and expenses, including attorneys’ fees, actually incurred in connection with actual or threatened suits or proceedings, whether civil, criminal, administrative or investigative, even for actions brought by or on behalf of Teknik. We must indemnify such individuals if they have acted in good faith and on the reasonable belief that their actions were not adverse to Teknik. In an action brought by or on behalf of Teknik, however, we will not be obligated to indemnify any director, officer, employee or agent who is found to be liable to Teknik unless it is also determined that he or she is fairly and reasonably entitled to indemnification under the circumstances. The termination of an action, suit or proceeding by judgment, order, settlement, or nolo contendere plea will not create the presumption that such person did not act in good faith or on the reasonable belief that their actions were not adverse to Teknik.
     Our bylaws further provide that we will indemnify our directors, officers, employees and agents if, in each case, indemnification is determined to be appropriate by (a) a majority of the board of directors; (b) a quorum of disinterested directors, upon written opinion by their independent legal counsel; or (c) by the stockholders. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director, officer, employee or agent in connection with that proceeding on receipt of an undertaking by, or on behalf of, that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws. Our bylaws permit us to purchase insurance on behalf of our directors, officers, employees and agents to cover the liabilities discussed above, even if we could not indemnify them against such liabilities.

Item 25. Other Expenses of Issuance and Distribution.
     The following table sets forth our estimated costs and expenses in connection with the offering other than commissions and discounts, if any.

SEC Registration Fee	$1,000
Legal Fees and Expenses	$80,000
Accounting Fees and Expenses	$25,000
Printing and Engraving Expenses	$5,000

Total	$111,000

Item 26. Recent Sales of Unregistered Securities.
     The Company has not engaged in the sale of unregistered securities during the last three years.
Item 27. Exhibits
     See the Exhibit Index located immediately following the signature page of this registration statement.
Item 28. Undertakings.
     1. The undersigned registrant hereby undertakes to file, during any period in which offers or sells securities, a post-effective amendment to this registration statement to:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.
     (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range made be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any additional or changed material information on the plan of distribution.
     2. The undersigned registrant hereby undertakes that, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     3. The undersigned registrant hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell die securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to die purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
     (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on March 14, 2008.

TEKNIK DIGITAL ARTS, INC.
By:	/s/ John R. Ward
John R. Ward
Chief Executive Officer and Chief Financial Officer (Principal Accounting Officer)

     In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Ward John R. Ward	Chairman of the Board, Chief Executive Officer and Chief Financial Officer (Principal Accounting Officer)	March 14, 2008

/s/ Benjamin Robins	Director	March 14, 2008
Benjamin Robins

Exhibit Index

Exhibit		Method
No.	Description	of Filing
3.1	Articles of incorporation	(a)

3.2	By-laws	(a)

4.1	Specimen of common stock certificate	(a)

4.2	Teknik Digital Arts, Inc. 2004 Stock Option Plan	(d)

5	Opinion of DLA Piper US LLP regarding legality	(e)

10.1	Letter of Intent with Quicksilver Software, Inc., dated May 17, 2003	(a)

10.2	Exchange Agreement with CodeFire Acquisition Corp., dated December 31, 2003	(a)

10.3	Joint Venture Agreement with Playentertainment, LLP, dated February, 2004	(a)

10.3a	Amendment to Joint Venture Agreement with Playentertainment, LLP, dated September, 2004	(b)

10.4	2004 Stock Option Plan, effective December 31, 2003	(a)

10.6	Employment agreement with Jonathan Domasig, dated July 1, 2003	(a)

10.7	Revolving Credit Agreement with CodeFire Acquisition Corp., dated March 31, 2003	(b)

10.8	Software Purchase Agreement with Fortune Labs, Inc., dated December 31, 2003	(b)

10.9	Software License Agreement with CodeFire Acquisition Corp., dated February 15, 2003	(c)

10.10	Exclusive Patent and Copyright License between Andamiro U.S.A. Corp. and Parisi Sports, Inc., dated June 25, 2003	(c)

10.11	Merchandise Licensing Agreement between Playinteractive, LLP and NBC Enterprises, Inc., dated April 1, 2003	(c)

10.12	Proprietor Approval form between NAS Interactive, LP and Joy Tashjian Marketing Group, LLC, dated November 21, 2003	(c)

10.13	Representation Agreement with Gaylord Sports Management, dated July 28, 2004	(c)

10.14	Sponsorship and Development Agreement with Independent Golf Research Corporation, dated August 5, 2004	(c)

10.15	Sponsorship and Development Agreement with Rick Smith Enterprises, dated August 6, 2004, as amended December 10, 2004	(c)

10.16	Sponsorship and Development Agreement with Mickelson, Inc., dated August 6, 2004, as amended December 10, 2004	(c)

10.17	Joint Venture and Limited Liability Company Agreement with PEP PAD, LLC, dated October 14, 2004	(c)

10.18	Endorsement and Services Agreement with Kentucky Eleven, Inc., dated October 15, 2004	(c)

10.19	Sponsorship and Development Agreement with Buddy Rice Racing, Inc., dated November 17, 2004	(c)

10.20	Revolving Credit Agreement with CodeFire Acquisition Corp., dated February 23, 2005	(c)

10.21	Investment Agreement, dated April 27, 2007, between Dutchess Private Equities, Ltd. and the Company	(d)

10.22	Registration Rights Agreement, dated April 27, 2007 between Dutchess Private Equities, Ltd. and the Company	(d)

10.23	Loan and Security Agreement among Silicon Valley Bank, the Company and Power Gaming League, L.L.C.	(d)

10.24	Amendment No. 1 to Investment Agreement between Dutchess Private Equities, Ltd. and the Company, dated effective September 26, 2007	(d)

23.1	Consent of Independent Registered Public Accounting Firm	(d)

23.2	Consent of DLA Piper US LLP (included in Exhibit 5)	See Exhibit 5

(a)	Form SB-2 filed on August 10, 2004, SEC File Number 333-118101.

(b)	Included in Amendment No. 2 of Form SB-2, filed on January 25, 2005, SEC File Number 333-118101.

(c)	Included in Amendment No. 3 of Form SB-2, filed on March 1, 2005, SEC File Number 333-118101.

(d)	Included in the previous filing of this Form S-1.

(e)	Filed herewith.